Ex 10..4

HAMPTON ROADS BANKSHARES, INC.

Restricted Stock Unit Award Agreement

THIS AGREEMENT dated as of the 22nd day of August 2014, between Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), and [●] (“Participant”), is made pursuant and subject to the provisions of the Hampton Roads Bankshares, Inc. 2011 Omnibus Incentive Plan (the “Plan”).  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock Units.  Pursuant to the Plan, on August 22, 2014 (the “Award Date”), the Company granted Participant [●] Restricted Stock Units covering shares of Common Stock (“Stock Units”), subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

2. Restrictions.  Except as provided in this Agreement, the Stock Units are nontransferable and subject to a substantial risk of forfeiture.

3. Vesting.  Participant’s interest in the Stock Units shall become nonforfeitable (“Vested”) as follows:  (i) one-quarter (25.00%) of the Stock Units shall become Vested on the first anniversary of the Award Date, (ii) an additional one-quarter (25.00%) of the Stock Units shall become Vested on the second anniversary of the Award Date, (iii) an additional one-quarter (25.00%) of the Stock Units shall become Vested on the third anniversary of the Award Date, and (iv) the remaining one-quarter (25.00%) of the Stock Units shall become Vested on the fourth anniversary of the Award Date.  Within 30 days of Vesting, the Company shall settle the Vested Stock Units by issuing shares of Vested Common Stock to Participant. Upon settlement of Vested Stock Units, the Company shall designate one-half (50%) of the shares of Common Stock issued pursuant to such settlement as Restricted Common Stock (as defined below).

4. Restrictions on Transfer.

(a)  Limited Transfer.  Stock Units and shares of Common Stock issued pursuant to this Agreement shall not be transferable except as expressly permitted by this Agreement.  The Participant may transfer (i) in Participant’s discretion, up to one-half (50%) of the shares of Common Stock issued pursuant to this Agreement as of the date of such issuance, and (ii) one-half (50%) of the shares of Common Stock issued pursuant to this Agreement (the “Restricted Common Stock”) upon the earlier to occur of the termination of Participant’s employment with the Company or a Company subsidiary, as applicable, and a Change in Control.

(b) Legend.  The Company shall cause the following legend to be stamped on Certificates evidencing shares of Restricted Common Stock:

The sale or other transfer of the shares of Common Stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in a Restricted Stock Unit Award Agreement between the Company and the holder hereof.  A copy of such Restricted Stock Unit Agreement may be obtained from the Secretary of Hampton Roads Bankshares, Inc.

(c) Removal of Restriction.  Upon the earlier to occur of the termination of Participant’s employment with the Company or a Company subsidiary, as applicable, or a Change in Control, the Company shall, upon request of Participant, instruct its transfer agent to remove the legend specified in Section 4(b) hereof with respect to Participant’s shares of Restricted Common Stock.

5.           Change in Control.  Notwithstanding Section 3 above, upon a Change in Control (as defined below), Participant shall become fully Vested in the Stock Units. Within 30 days of Vesting, the Company shall settle the Vested Stock Units by issuing shares of Vested Common Stock to Participant.  For purposes of this Agreement, “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5); provided however that in no event shall the merger of any corporate entities that are wholly-owned by the Company be deemed Change in Control for purposes of this Agreement.

6.           Forfeiture.  All Stock Units that are not then Vested shall be forfeited if Participant’s employment with the Company or a Company subsidiary terminates prior to the date such Stock Units have become Vested pursuant to Sections 3 or 4.

7.           Shareholder Rights.  Participant will have no rights as a shareholder of the Company with respect to the Stock Units until the Stock Units are Vested and shares of Common Stock are issued hereunder.  Thereafter, Participant will have all the rights of a shareholder of the Company with respect to the Common Stock, including the right to receive dividends on and to vote the Common Stock, subject to the transfer restrictions set forth in this Agreement.

8.           Fractional Shares.  Fractional shares shall not be issuable hereunder, and when any provision hereof or the Plan may entitle Participant to a fractional share, such fraction shall be disregarded.

9.           Taxes.  The Company shall have the right to retain and withhold from any issuance of Common Stock, the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such award.  The Company may retain and withhold a number of shares of Vested Common Stock, having a Fair Market Value as of the date the shares become Vested not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld, in order to satisfy the Company’s withholding obligations.

10.           No Right to Continued Employment.  This Agreement does not confer upon Participant any right with respect to continued employment by the Company, nor shall it interfere in any way with the right of the Company to terminate Participant’s employment at any time.

11.           Change in Capital Structure.  In accordance with the terms of the Plan, the terms of this award shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

12.           Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Virginia.

13.           Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

14.           Participant Bound by Plan.  Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15.           Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

HAMPTON ROADS BANKSHARES, INC

By:
Name:
Title:

PARTICIPANT